Exhibit 10.85

TIME SHARING AGREEMENT

This Time Sharing Agreement (“Agreement”), is made and entered into this             day of             , 201[    ] (the “Effective Date”), by and between Life Technologies Corporation, a corporation organized under the laws of the State of Delaware, with principal offices at Carlsbad, California (hereinafter referred to as “OWNER”), and             (hereinafter referred to as “LESSEE”);

WITNESSETH:

WHEREAS, Owner is the registered owner of that certain Bombardier Challenger 604 aircraft bearing manufacturer’s serial number 5440 and United States Registration No. N208LT CL-604 (the “Aircraft”);

WHEREAS, pursuant to a management agreement between Owner and Jet Source Charter, Inc. (the “Manager”), Owner engages the Manager to manage and maintain the Aircraft, while Owner employs a fully qualified crew, including mechanics;

WHEREAS, Lessee desires to lease said Aircraft, with a qualified flight crew, from Owner on a “time sharing” basis as defined in Section 91.501(c)(1) of the Federal Aviation Regulations.

NOW, THEREFORE, Owner and Lessee, declaring their intention to enter into and be bound by this Agreement and for the good and valuable consideration set forth below, hereby covenant and agree as follows:

1. Owner hereby leases the Aircraft to Lessee and Lessee hereby leases the Aircraft from Owner, pursuant to the provisions of this Agreement and of FAR 91.501(c)(1); and Owner agrees to provide a fully qualified flight crew for all leased operations of the Aircraft by Lessee engaged pursuant to the terms and conditions hereof for the period beginning on the Effective Date.

2. Lessee agrees to pay Owner for each flight conducted for its benefit under this Agreement up to the actual expenses, plus the expenses described in subsection (j) below, of each specific flight including expenses of any “deadhead” flight as authorized by FAR Part 91.501(d). These expenses include:

(a) Fuel, oil, lubricants, and other additives.

(b) Travel expenses of the crew, including food, lodging and ground transportation.

(c) Hangar and tie-down costs away from the Aircraft’s base of operation.

(d) Insurance obtained for the specific flight.

(e) Landing fees, airport taxes, and similar assessments.

(f) Customs, foreign permit, and similar fees directly related to the flight.

(g) Passenger ground transportation.

(h) In-flight food and beverages.

(i) Flight planning and weather contract services.

(j) An additional charge equal to 100% of the expenses listed in subparagraph (a) of this paragraph.

Such expenses will not exceed the greater of the amount which would be imputed in to income in accordance with applicable income tax rules and regulations and the amount which would be deemed to be the aggregate incremental costs for personal travel in accordance with applicable SEC rules, by Lessee and Lessee’s personal guests. In addition, the lease by Owner to Lessee under this Agreement is limited during any calendar year period hereunder for use of the Aircraft which would result in payment of no more than $            per year.

3. Lessee agrees that [he/she] is responsible for the payment of any excise or similar tax assessed by a governmental agency in connection with any flights of the Aircraft conducted by or for such Lessee.

4. Owner will pay all expenses related to the operation of the Aircraft when incurred, and will provide an invoice to the applicable Lessee for all or part of the expenses enumerated in paragraph 2 above, on a quarterly basis. Lessee shall pay Owner for the expenses for which it is responsible within ten (10) days of receipt of the invoice and bill therefore.

5. Lessee will provide Owner with requests for flight time and proposed flight schedules as far in advance of any given flight as possible. Requests for flight time shall be in a form, whether oral or written, mutually convenient to, and agreed upon by the parties. In addition to proposed schedules and flight times, Lessee shall provide at least the following information for each proposed flight at some time prior to scheduled departure as required by the Owner or Owner’s flight crew:

(a) proposed departure point;

(b) destination;

(c) date and time of flight;

(d) the number of anticipated passengers;

(e) the nature and extent of luggage and/or cargo to be carried;

(f) the date and time of a return flight, if any; and

(g) any other information concerning the proposed flight that may be pertinent or required by Owners or Owner’s flight crew.

6. Owner shall have final authority over the scheduling of the Aircraft; provided, however, that Owner will use reasonable efforts to accommodate Lessee’s needs and to avoid conflicts in scheduling.

7. Owner shall be solely responsible for maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition which in his judgment would compromise the safety of the flight.

8. In accordance with applicable Federal Aviation Regulations, the qualified flight crew provided by the Owner pursuant to this Agreement will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. Lessee specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety. No such action of the pilot in command, or any of the flight crew, shall create or support any liability for loss, injury, damage, or delay to any Lessee or any other person. The parties further agree that Owner shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God.

9. Owner will provide or cause to be provided such additional insurance coverage as the Lessee shall request or require; provided, however, that the cost of such additional insurance shall be borne by the Lessee as set forth in paragraph 2(d) hereof.

10. Lessee warrants that:

(a) Lessee will use the Aircraft for and on account of its own purposes only, and will not use the Aircraft for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire or in violation of this Agreement, applicable FAA regulations, or any other agreements entered into by the Owner relating to the Aircraft;

(b) Lessee shall refrain from incurring any mechanic’s or other lien in connection with inspection, preventive maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by any party hereto to convey, mortgage, assign, lease or in any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft to do anything or take any action that might mature into such a lien; and

(c) during the term of this Agreement, [he/she] will abide by and conform to all such laws, governmental and airport orders, rules and regulations and written agreements, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by the Lessee.

11. Lessee agrees that [he/she] will hold the Owner harmless from and against any and all obligations, fees, liabilities, losses, damages, penalties, claims, demands, actions, suits, judgments, costs, and expenses (including, without limitation, legal expenses) of every kind and nature whatsoever (“Loss”) imposed on, incurred by, or asserted against the Owner, in any way relating to or arising out of (a) the manufacture, construction, ordering, purchase, acceptance or rejection, ownership, titling or retitling, registration or re-registration, delivery, possession, use, operation, maintenance, storage, removal, return, sale or other disposition of the Aircraft, or any portion thereof, in each case, as related to Lessee’s use thereof under this Agreement, including, without limitation, any of such as may arise from (i) loss or damage to any property or death or injury to any person, (ii) patent or latent defects in the Aircraft (whether or not discoverable by any Lessee or the Owner), (iii) any claims based on strict liability in tort, and (iv) any claims based on patent, trademark or copyright infringement, or (b) this Agreement, or any failure on the part of Lessee to perform or comply with any of the terms of this Agreement or any other agreements relating to the Aircraft.

12. The term of this Agreement shall be one (1) year from the Effective Date (subject to termination as provided in subsection (a) immediately below). The Agreement shall thereafter automatically renew for consecutive one (1)-year terms unless (a) the Lessee ceases to be an employee of the Owner, at which point Lessee’s rights under this Agreement shall automatically terminate (including if within the initial term) without any further action required by any party (provided, however, that Lessee’s payment and indemnification obligations under this Agreement shall survive until satisfied in full).; and/or (b) either party notifies the other of its intention to not continue into any subsequent term of this Agreement no less than twenty (20) days prior to the anniversary of the Effective Date (or, thereafter, the last renewal date).

13. This Agreement may only be amended, modified, superseded or otherwise changed by a joint written instrument by both parties hereto.

14. Neither this Agreement nor any party’s interest herein shall be assignable to any other party whatsoever; provided, however, that the Owner may assign this Agreement to any successor to the Owner’s interest in the Aircraft. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

IN WITNESS WHEREOF, the parties hereto have caused the signatures of their authorized representatives to be affixed below on the day and year first above written. The persons signing below warrant their authority to sign.

TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS:

(a) OWNER HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS.

(b) OWNER CERTIFIES THAT THE AIRCRAFT IS IN COMPLIANCE WITH ALL APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE.

(c) EACH PARTY CERTIFIES THAT IT UNDERSTANDS ITS RESPECTIVE RESPONSIBILITIES, IF ANY, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(d) OWNER CERTIFIES THAT IT WILL HAVE OPERATIONAL CONTROL OF THE AIRCRAFT WHEN IT IS BEING OPERATED UNDER THIS AGREEMENT.

(e) EACH PARTY UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

OWNER:

By:

Name:

Title:
Date:

LESSEE:

Name:

Title:
Date:

INSTRUCTIONS FOR COMPLIANCE WITH

TRUTH IN LEASING REQUIREMENTS

1.

Mail a copy of the agreement to the following address via certified mail, return receipt requested, immediately upon execution of the agreement (14 C.F.R. 91.23 requires that the copy be sent within twenty-four hours after it is signed):

Federal Aviation Administration

Aircraft Registration Branch

ATTN: Technical Section

P.O. Box 25724

Oklahoma City, Oklahoma 73125

2.	Telephone or fax the nearest Flight Standards District Office at least forty-eight hours prior to the first flight made under this agreement.

3.	Carry a copy of the agreement in the Aircraft at all times when the Aircraft is being operated under the agreement.